                                                                     EXHIBIT 5.1

[OPPENHEIMER LETTERHEAD]




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July 26, 2000


VIA EDGAR


Tricord Systems, Inc.
2905 Northwest Boulevard
Suite 20
Plymouth, MN  55441



RE:  REGISTRATION STATEMENT ON FORM S-3


Ladies and Gentlemen:

We are acting as counsel for Tricord Systems, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration of offers and sales by certain of its stockholders of 9,739,000 shares of its common stock, $.01 par value, pursuant to a Registration Statement on Form S-3 filed with the Securities Exchange Commission on July 19, 2000. The shares covered by the Registration Statement consist of shares that have been issued by the Company in private placements and shares that are issuable upon the exercise of outstanding warrants.

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, it is our opinion that:

         (1) The Company had the corporate authority to issue the shares covered by the Registration Statement that are currently outstanding and has the corporate authority to issue those shares covered by the Registration Statement that are issuable upon the exercise of outstanding warrants.

         (2) The outstanding shares being registered for resale by the selling stockholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

         (3) The shares being registered for resale by the selling stockholders under the Registration Statement which are issuable upon the exercise of outstanding warrants have been duly authorized and, when issued, delivered and paid for according to the terms of the warrants, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota, Delaware General Corporation Law and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP